Exhibit 5.1
May 5, 2021

Axonics, Inc.
26 Technology Drive
Irvine, California 92618

Ladies and Gentlemen:

    We have acted as counsel to Axonics, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) and a prospectus supplement, dated April 30, 2021 (the “Prospectus Supplement”), relating to the resale from time to time by the selling stockholder identified in the Prospectus Supplement of an aggregate of 1,096,583 shares (the “Shares”) of the Company’s common stock, $0.0001 par value per share (the “Common Stock”). This opinion letter is being furnished to you in accordance with the requirements of Item 601(b)(5) of Regulation S-K.

    You have requested our opinion as to the matters set forth below in connection with the Prospectus Supplement. For purposes of rendering the opinions expressed below, we have examined the Registration Statement, the Prospectus Supplement, the Company’s Amended and Restated Certificate of Incorporation and the Company’s Amended and Restated Bylaws. We have also made such investigations of law as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinions, we have also relied on a certificate of an officer of the Company. In rendering our opinion, we have made the assumptions that are customary in opinion letters of this kind. We have not verified any of these assumptions.

    The opinions expressed in this opinion letter are limited to the Delaware General Corporation Law (the “DGCL”). We are not opining on, and we assume no responsibility for, the applicability to or effect on any of the matters covered herein of (a) any other laws; (b) the laws of any other jurisdiction; or (c) the laws of any county, municipality or other political subdivision or local governmental agency or authority.

    Based upon and subject to the foregoing and in reliance thereon, we are of the opinion that the Shares have been validly issued and are fully paid and non-assessable.

    We assume no obligation to update or supplement any of our opinions to reflect any changes of law or fact that may occur after the date hereof.

    We hereby consent to the filing of this opinion letter as an exhibit to the Company’s Current Report on Form 8-K and to the reference to this firm in the Prospectus Supplement under the caption “Legal Matters.” In giving our consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Yours truly,
/s/ K&L Gates LLP
K&L Gates LLP